Exhibit 10.59

Addendum to the Definitive Licensing Agreement

This Addendum (“Addendum”) is entered into as of March 11, 2025, by and between:

(1)	ABVC BioPharma, Inc., a corporation organized under the laws of the State of Nevada (“ABVC”); and

(2)	AiBtl BioPharma Inc., a corporation organized under the laws of the State of Delaware (“AIBL”).

This Addendum supplements the Definitive Licensing Agreement executed on November 12, 2023 (the “Agreement”) between the Parties. All terms and conditions outlined in the Agreement shall remain in full force and effect, except as modified by this Addendum. The parties further acknowledge and agree that Exhibit A to the Agreement, is hereby expressly incorporated by reference into the Agreement and shall be deemed an integral part of the Agreement, with full force and effect as if set forth therein in its entirety.

1.	Full Exclusive Licensing Rights Granted to AiBtl

To eliminate any ambiguity in the interpretation of the Agreement, the Parties hereby clarify that the intention was to grant full and exclusive licensing rights to AiBtl. The Licensed Product and all associated rights have been fully licensed to AiBtl, and AiBtl shall be considered the sole and rightful licensee of the Licensed Product rights within the agreed Territory.

2.	Clarification on ABV-1601

The Parties further clarify that ABV-1601 is not a separate intellectual property but a different protocol under the same intellectual property and drug product as ABV-1504. The differentiation in numbering is solely due to the use of a different patient pool in the study of ABV-1601. The licensing and commercialization rights granted to AiBtl for ABV-1504 shall extend fully to ABV- 1601 under the same terms.

3.	Governing Law and Dispute Resolution

This Addendum, and the Agreement as supplemented by this Addendum, shall be governed by and construed in accordance with the laws of the State of New York, United States. Any disputes arising out of or related to this Agreement shall be resolved as follows:

●	The Parties shall first attempt to resolve disputes through good-faith negotiations.

●	If negotiations fail, disputes shall be submitted to binding arbitration in New York, under the rules of the American Arbitration Association (AAA).

●	The arbitration decision shall be final and binding upon both Parties.

4.	Confidentiality

Each Party agrees to maintain the confidentiality of all proprietary, technical, financial, or business information received from the other Party. The receiving Party shall not disclose or use such information for any purpose other than as required for the performance of the Agreement, unless:

●	The information is already publicly available through no fault of the receiving Party;

●	The information is lawfully obtained from a third party without obligation of confidentiality;

●	Disclosure is required by law or a regulatory authority, provided that the disclosing Party is notified in advance and given an opportunity to object.

Confidentiality obligations shall survive the termination of this Agreement for a period of five (5) years from the date of termination.

5.	Indemnification

Each Party shall indemnify, defend, and hold harmless the other Party, its affiliates, and their respective officers, directors, employees, and agents from and against any claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from:

●	Any breach of the Agreement by the indemnifying Party;

●	Any negligence, fraud, or willful misconduct by the indemnifying Party;

●	Any third-party claims related to the Licensed Product due to actions or omissions of the indemnifying Party, except to the extent such claims arise from the negligence or misconduct of the other Party.

6.	Force Majeure

Neither Party shall be held liable for delays or failures in performance due to causes beyond its reasonable control, including but not limited to natural disasters, war, pandemics, government restrictions, labor strikes, or supply chain disruptions. The affected Party shall notify the other Party as soon as practicable and take reasonable steps to mitigate the impact.

7.	Termination

This Agreement may be terminated under the following circumstances:

●	Mutual Agreement: The Parties may terminate this Agreement by mutual written consent.

●	Material Breach: If either Party commits a material breach and fails to remedy such breach within thirty (30) days of receiving written notice, the non-breaching Party may terminate the Agreement.

●	Bankruptcy or Insolvency: Either Party may terminate the Agreement if the other Party files for bankruptcy, insolvency, or is placed under receivership.

●	Regulatory Non-Compliance: If regulatory approvals necessary for the commercialization of the Licensed Product are denied or withdrawn, the Agreement may be terminated by written notice.

Upon termination:

●	AIBL shall cease all commercialization and development activities related to the Licensed Product.

●	Any outstanding payments shall become immediately due and payable.

●	Each Party shall return or destroy all confidential information of the other Party, upon request.

8.	Additional Legal Provisions

●	No Waiver: Failure by either Party to enforce any provision shall not constitute a waiver of future enforcement.

●	Severability: If any provision of this Addendum is found invalid, the remaining provisions shall remain in full force and effect.

●	Assignment: Neither Party may assign this Agreement without prior written consent, except in the case of a merger, acquisition, or sale of substantially all assets.

●	Compliance with Laws: Both Parties shall comply with all applicable laws, regulations, and industry standards related to this Agreement.

●	Entire Agreement: This Addendum, together with the original Agreement, constitutes the entire understanding between the Parties and supersedes all prior agreements, written or oral.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the date first written above.

[Signature Page]

ABVC BioPharma, Inc.	AiBtl BioPharma Inc.

Authorized Signature/Seal	Authorized Signature/Seal

/s/ Uttam Yashwant Patil	/s/ Russman Jaimes

Name: Dr. Uttam Yashwant Patil Title: CEO	Name: Russman Jaimes Title: CEO

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